November 21, 2006

Mr. Pierre Cote
Chairman of the Board
FacePrint Global Solutions Inc.
1111 E. Herndon Ave., Suite 115
Fresno, CA 93720

RE: Letter of Resignation, Secretary/Treasurer

Dear Mr. Chairman,

Please accept my resignation as Secretary/Treasurer and Director of the Company, which will take effective as of November 21, 2006.

Thanks for giving me the opportunity and I wish the Company well.

Sincerely,

/s/ Kayla Keophounsouk
Kayla Keophounsouk